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                                                                      EXHIBIT 99


            GEOFFREY THOMPSON NAMED INTERIM CHAIRMAN OF THE BOARD OF
               THE CREDIT STORE, KEVIN RIORDAN APPOINTED TO BOARD



Sioux Falls, S.D., September 22, 2000 - The Credit Store, Inc. (AMEX: CDS) today announced that the board of directors has named Geoffrey A. Thompson interim Chairman, replacing Martin J. Burke III, Chairman and CEO, who is leaving to establish an investment firm. In addition, Kevin T. Riordan, President and Chief Operating Officer, was appointed to the Board of Directors, maintaining the company's five board positions.

"Martin was CEO as The Credit Store upgraded its business, grew significantly, and properly positioned itself in the market. Kevin and his team have the right experience to build on those successes and to take The Credit Store to the next level by establishing additional funding sources and helping more consumers with much needed credit," Mr. Thompson said.

The Credit Store, Inc. is a technology based financial services company that provides unsecured credit card products to consumers who may otherwise fail to qualify for a traditional unsecured bank credit card. The company reaches consumers by acquiring portfolios of non-performing consumer receivables and offering a new credit card to those consumers who agree to pay all or a portion of the outstanding amount due on their debt. The new card is issued with an initial balance and credit line equal to the agreed repayment amount. After appropriate seasoning, the company seeks to sell or securitize the credit card receivables generated by this business strategy.



For further information contact:

Steven Bruce
The Abernathy MacGregor Group
212.371.5999